UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2023

MINIM, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37649	04-2621506
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

848 Elm Street Manchester, NH 03101

(Address of principal executive offices, including zip code)

(833) 966-4646

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 24013e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of Each Class	Trading Symbol	Name of Each Exchange On Which Registered
Common Stock, $.01 par value per share	MINM	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03 Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information regarding the Reverse Stock Split (as defined herein) contained in Item 5.03 of this Current Report on Form 8-K is incorporated by reference herein.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 28, 2023, the stockholders of Minim, Inc. (“the Company”) approved an amendment to the Company’s Amended and Restated Certificate of Incorporation to implement a reverse stock split of the Company’s common stock, par value $0.01 per share, with the ratio to be determined by the Board of Directors (the “Board”) of the Company, within a range of not less than 1-for-10 or greater than 1-for-25. Subsequently on March 30, 2023, the Board determined to fix the ratio for the reverse stock split at 1-for-25. On March 31, 2023, the Company filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware, to implement the 1-for-25 reverse split of its common stock (the “Reverse Stock Split”). The Certificate of Amendment provides that the Reverse Stock Split will be effective as of 12:01 a.m. (Eastern Time) on April 17, 2023 (the “Effective Time”), and Minim anticipates the Company’s common stock will begin trading on The Nasdaq Capital Market on a post-split basis on April 17, 2023 under the Company’s existing symbol “MINM.”

As a result of the Reverse Stock Split, every twenty-five (25) shares of the Company’s issued and outstanding common stock, par value $0.01, will be converted at the Effective Time into one (1) share of common stock, par value $0.01, reducing the number of issued and outstanding shares of the Company’s common stock from approximately 47.15 million shares to approximately 1.89 million shares. The Company’s transfer agent, Computershare Trust Company, N. A. (“Computershare”), will provide instructions to stockholders of record regarding the process for exchanging shares.

The Reverse Stock Split will not modify any voting rights or other terms of the common stock and will not affect any stockholder’s percentage interest in the Company’s common stock, except for adjustments which may result from the treatment of fractional shares as described below. Because the Certificate of Amendment will not reduce the number of authorized shares of the Company’s common stock, the Certificate of Amendment and the Reverse Stock Split will increase the number of shares of common stock available for issuance relative to the number of shares issued and outstanding. However, pursuant to the existing terms of the Company’s outstanding equity awards and equity incentive plans, a proportionate increase will be made in the per share exercise price, and decrease in the number of underlying shares issuable upon exercise, under all of the Company’s outstanding equity awards, and the number of shares authorized and reserved for potential issuance pursuant to the Company’s equity incentive plans will be proportionately reduced.

No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of pre-Reverse Stock Split shares of the Company’s common stock not evenly divisible by twenty-five (25), will, in lieu of a fractional share, be entitled, upon surrender to the exchange agent of certificate(s) representing their pre-split shares or upon conversion of their shares held in book-entry, receive a cash payment equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing trading price on April 17, 2023 (as adjusted to give effect to the Reverse Stock Split).

Computershare will be issuing all of the post-split shares through their paperless Direct Registration System (“DRS”), also known as “book-entry form”. Computershare will hold the shares in an account set up for the stockholder.

All book-entry or other electronic positions representing issued and outstanding shares of the Company’s common stock will be automatically adjusted. Those stockholders holding common stock in “street name” will receive instructions from their brokers.

The above description of the Certificate of Amendment and the Reverse Stock Split is a summary of the material terms thereof and is qualified in its entirety by reference to the Certificate of Amendment, a copy of which is attached hereto as Exhibit 3.1, as filed with the Secretary of State of the State of Delaware on March 31, 2023.

Item 8.01 Other Events.

On March 31, 2023, the Company issued a press release relating to the matters described in Item 5.03 above. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Number	Description
3.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Minim, Inc., filed with the Delaware Secretary of State on March 31, 2023
99.1	Press Release issued by the Company on March 31, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 31, 2023	MINIM, INC.

	By:	/s/ Dustin Tacker
	Name:	Dustin Tacker
	Title:	Chief Financial Officer